Exhibit 99.1

News Release	GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE: March 2, 2026	FOR FURTHER INFORMATION: Investors: David M. Lowe, 612-623-6456 Media: Kirstie L. Foster, 612-623-6249 Kirstie_L_Foster@graco.com

GRACO INC. ANNOUNCES APPOINTMENT OF SANJIV GUPTA AS CHIEF FINANCIAL OFFICER AND TREASURER; DAVID M. LOWE TO RETIRE AFTER THREE DECADES OF SERVICE

MINNEAPOLIS – (BUSINESS WIRE) – March 2, 2026 – Graco Inc. (NYSE: GGG) announced today that it has appointed Sanjiv Gupta as Chief Financial Officer and Treasurer, effective April 15, 2026. Gupta will succeed David M. Lowe in the role, who recently informed the company of his intention to retire after a more than thirty-year career with Graco.

Gupta joins Graco from General Motors Company (NYSE: GM), where he has spent more than twenty years in various finance and operating roles of increasing leadership responsibility, most recently as Vice President & Chief Financial Officer, GM International. Having also served as Executive Director, Corporate Financial Planning and Analysis, and President and Managing Director, GM India, among other positions, he brings a wealth of leadership, corporate finance, operations, strategic planning, manufacturing and supply chain, and financial planning and analysis experience. Prior to General Motors, his early career included operational roles at Nestlé.

“Sanjiv has an established track record of leading global finance and commercial teams,” said Mark W. Sheahan, President and Chief Executive Officer. “He brings a deep understanding of the manufacturing industry, including an important end market served by Graco. I am excited for Sanjiv to leverage his finance and operational experiences to help accelerate our strategies to inflect top line growth.”

Gupta holds a Bachelor of Engineering (Industrial Engineering) from Thapar University in Patiala, India, and a Master of Business Administration from Western University’s Ivey School of Business in London, Canada.

Lowe, age 70, has served as Chief Financial Officer and Treasurer since 2021, and previously held a number of operational leadership roles during his more than three decades with the company. He joined Graco in 1995.

“Throughout his career at Graco, David has provided incredible vision and leadership,” said Sheahan. “His unwavering loyalty to the company, his professionalism, and his exceptional work ethic have set a powerful example for all who have worked with him. David has mentored countless employees over the years – including me – and his steady guidance and deep understanding of our business have shaped leaders across the organization. It has been my pleasure to work closely with David, and his insights have been invaluable to me personally and to the company. On behalf of Graco’s employees worldwide, I thank David for his significant contributions and wish him the very best in his retirement.”

To support a seamless transition, Lowe will remain available to assist the company through the end of May 2026.

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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